Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement of Atlantic Bancshares, Inc. on Form SB-2 of our report, dated September 29, 2005, relating to the balance sheet of Atlantic Bancshares, Inc. as of July 22, 2005, and the related statement of operations and accumulated deficit, shareholder’s equity (deficit), and cash flows for the period October 1, 2004 (inception) to July 22, 2005, appearing in the Registration Statement (Form SB-2 No. 333-127242 as amended), which is incorporated by reference into this Registration Statement pursuant to Rule 462(b) under the Securities Act.

        We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Elliott Davis LLC
Columbia, South Carolina
February 28, 2006